Exhibit 10.1

Execution Version

THIRD AMENDED AND RESTATED

ADVISORY AGREEMENT

BY AND AMONG

AMERICAN FINANCE TRUST, INC.,

AMERICAN FINANCE OPERATING PARTNERSHIP, L.P.,

AND

AMERICAN FINANCE ADVISORS, LLC

Dated as of September 6, 2016

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22.	NOTICES	26

23.	MODIFICATION	27

24.	SEVERABILITY	27

25.	COMPANY EXISTING PROPERTY MANAGEMENT AND LEASING AGREEMENT; COMPANY ADDITIONAL AGREEMENTS	27

26.	GOVERNING LAW	27

27.	ENTIRE AGREEMENT	28

28.	NO WAIVER	28

29.	EFFECTIVENESS OF THIRD AMENDED AND RESTATED ADVISORY AGREEMENT	28

30.	PRONOUNS AND PLURALS	28

31.	HEADINGS	28

32.	EXECUTION IN COUNTERPARTS	28

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ADVISORY AGREEMENT

THIS THIRD AMENDED AND RESTATED ADVISORY AGREEMENT (this “Agreement”) dated as of September 6, 2016, is entered into among American Finance Trust, Inc., a Maryland corporation (the “Company”), American Finance Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”), and American Finance Advisors, LLC, a Delaware limited liability company.

WITNESSETH

WHEREAS, the Company is a Maryland corporation created in accordance with Maryland General Corporation Law;

WHEREAS, the Company is the general partner of the Operating Partnership;

WHEREAS, the Company and the Operating Partnership desire to avail themselves of the experience, sources of information, advice, assistance and certain facilities of the Advisor and to have the Advisor undertake the duties and responsibilities hereinafter set forth, on behalf of, and subject to the supervision of the Board of Directors of the Company, all as provided herein;

WHEREAS, the Advisor is willing to render such services, subject to the supervision of the Board of Directors of the Company, on the terms and subject to the conditions hereinafter set forth;

WHEREAS, the Company, the Operating Partnership and the Advisor (i) entered into that certain Advisory Agreement, dated as of April 4, 2013 (the “Original Agreement”), (ii) amended and restated the Original Agreement on June 5, 2013 and as amended April 15, 2015 (the “Amended and Restated Advisory Agreement”) and (iii) amended and restated the Amended and Restated Advisory Agreement on April 29, 2015 (as amended by the First Amendment to Second Amended and Restated Advisory Agreement, dated as of January 18, 2016, the “Second Amended and Restated Advisory Agreement”);

WHEREAS, as of the date hereof, the Company and the Operating Partnership have entered into the Agreement and Plan of Merger (the “Merger Agreement”) with Genie Acquisition, LLC, American Realty Capital – Retail Centers of America, Inc. and American Realty Capital Retail Operating Partnership, L.P.; and

WHEREAS, in connection with the Merger Agreement, the Company, the Operating Partnership and the Advisor desire to amend and restate the Second Amended and Restated Advisory Agreement with the effectiveness conditioned on, subject to, and only at, the Effective Time (as defined in the Merger Agreement, and such date being the “Effective Date”), and in the event that Closing (as defined in the Merger Agreement) does not occur or the Merger Agreement is terminated, then this Third Amended and Restated Advisory Agreement shall not take effect and the Second Amended and Restated Advisory Agreement shall continue in full force and effect;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound as of the Effective Date, hereby agree as follows:

1.          DEFINITIONS. As used in this Agreement, the following terms have the definitions set forth below:

“Acquisition Expenses” means any and all expenses, incurred by the Company, the Operating Partnership, the Advisor or any of their Affiliates in connection with the selection, evaluation, acquisition, origination, making or development of any Investments, whether or not acquired, including, without limitation, legal fees and expenses, travel and communications expenses, brokerage fees, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses, title insurance premiums and the costs of performing due diligence.

“Adjusted Outstanding Shares” means, for the applicable period, the number of shares of Common Stock, OP Units and other equity-based awards, excluding restricted stock units or any other equity based awards that are subject to performance metrics that are not currently achieved, outstanding on a daily weighted average basis during such period, adjusted as necessary to exclude the effect of dividends or distributions paid in shares of Common Stock, subdivision of outstanding shares of Common Stock into a greater number of shares, combination of outstanding shares of Common Stock into a smaller number of shares, any reclassification of shares of Common Stock, repurchases by the Company of shares of Common Stock and redemptions of shares of Common Stock.

“Advisor” means American Finance Advisors, LLC, a Delaware limited liability company, any successor advisor to the Company and the Operating Partnership, or any Person to which American Finance Advisors, LLC or any successor advisor subcontracts substantially all its functions. Notwithstanding the foregoing, a Person hired or retained by American Finance Advisors, LLC to perform property management and related services for the Company or the Operating Partnership that is not hired or retained to perform substantially all the functions of American Finance Advisors, LLC with respect to the Company and the Operating Partnership as a whole shall not be deemed to be an Advisor.

“Affiliate” or “Affiliated” means with respect to any Person, (i) any other Person directly or indirectly owning, controlling or holding, with the power to vote, ten percent (10%) or more of the outstanding voting securities of such Person; (ii) any other Person ten percent (10%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such Person; (iii) any other Person directly or indirectly controlling, controlled by or under common control with such Person; (iv) any executive officer, director, trustee or general partner of such Person; and (v) any legal entity for which such Person acts as an executive officer, director, trustee or general partner. For purposes of this definition, the terms “controls,” “is controlled by,” or “is under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through ownership or voting rights, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble, and such term shall include any amendment or supplement hereto from time to time.

“Amended and Restated Advisory Agreement” has the meaning set forth in the recitals.

“Articles of Incorporation” means the charter of the Company, as the same may be amended from time to time.

“Base Management Fee” means the fees payable to the Advisor or its assignees pursuant to Section 10(g).

“Board of Directors” or “Board” means the Board of Directors of the Company.

“By-laws” means the by-laws of the Company, as amended and as the same are in effect from time to time.

“Cause” means (i) fraud, criminal conduct, willful misconduct or illegal or negligent breach of fiduciary duty by the Advisor, or (ii) if any of the following events occur: (A) the Advisor shall breach any material provision of this Agreement, and after written notice of such breach, shall not cure such default within thirty (30) days or have begun action within thirty (30) days to cure the default which shall be completed with reasonable diligence; (B) the Advisor shall be adjudged bankrupt or insolvent by a court of competent jurisdiction, or an order shall be made by a court of competent jurisdiction for the appointment of a receiver, liquidator, or trustee of the Advisor, for all or substantially all its property by reason of the foregoing, or if a court of competent jurisdiction approves any petition filed against the Advisor for reorganization, and such adjudication or order shall remain in force or unstayed for a period of thirty (30) days; or (C) the Advisor shall institute proceedings for voluntary bankruptcy or shall file a petition seeking reorganization under the federal bankruptcy laws, or for relief under any law for relief of debtors, or shall consent to the appointment of a receiver for itself or for all or substantially all its property, or shall make a general assignment for the benefit of its creditors, or shall admit in writing its inability to pay its debts, generally, as they become due.

“Change of Control” means a change of control of the Company of a nature that would be required to be reported in response to the disclosure requirements of Schedule 14A of Regulation 14A promulgated under the Exchange Act, as enacted and in force on the date hereof, whether or not the Company is then subject to such reporting requirements; provided, however, that, without limitation, a Change of Control shall be deemed to have occurred if: (i) any “person” (within the meaning of Section 13(d) of the Exchange Act, as enacted and in force on the date hereof) is or becomes the “beneficial owner” (as that term is defined in Rule 13d-3, as enacted and in force on the date hereof, under the Exchange Act) of securities of the Company representing 9.8% or more of the combined voting power of the Company’s securities then outstanding; (ii) there occurs a merger, consolidation or other reorganization of the Company which is not approved by the Board of Directors; (iii) there occurs a sale, exchange, transfer or other disposition of substantially all the assets of the Company to another Person, which disposition is not approved by the Board of Directors; or (iv) there occurs a contested proxy solicitation of the Stockholders that results in the contesting party electing candidates to a majority of the Board of Directors’ positions next up for election.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

“Common Stock” means the shares of the Company’s common stock, par value $0.01 per share.

“Company” has the meaning set forth in the preamble.

“Company Additional Agreements” means, collectively, the Amended and Restated Property Management and the Amended and Restated Leasing Agreement, each executed on the date hereof between the Company and American Finance Properties, LLC, a Delaware limited liability company, and each effective only if and when this Third Amended and Restated Advisory Agreement becomes effective at the Effective Time as provided in Section 29 and as also provided in each such agreement.

“Company Existing Property Management and Leasing Agreement” means the Amended and Restated Property Management and Leasing Agreement executed on the date hereof among the Company, the Operating Partnership and American Finance Properties, LLC (formerly known as American Realty Capital Properties V, LLC), a Delaware limited liability company and effective only if and when this Third Amended and Restated Advisory Agreement becomes effective at the Effective Time as provided in Section 29 and as also provided in Section 6.13 of such agreement.

“Contract Purchase Price” means the amount actually paid for (including, without duplication, any indebtedness and fair market value of any liability assumed in) the purchase, development or construction of a Property or the amount of funds advanced under a Mortgage, or the amount actually paid for an Investment, in each case exclusive of Acquisition Expenses.

“Core Earnings” means the net income (loss), computed in accordance with GAAP, excluding (i) non-cash equity compensation expense, (ii) the Variable Management Fee, (iii) acquisition and transaction related fees and expenses, (iv) financing related fees and expenses, (v) depreciation and amortization, (vi) realized gains and losses on the sale of assets, (vii) any unrealized gains or losses or other non-cash items that are included in net income (loss) for the applicable reporting period, regardless of whether such items are included in other comprehensive income or loss, or in net income, (viii) one-time events pursuant to changes in GAAP and certain non-cash charges, (ix) impairment losses on real estate related investments and other than temporary impairment of securities, (x) amortization of deferred financing costs, (xi) amortization of tenant inducements, (xii) amortization of straight-line rent, (xiii) amortization of market lease intangibles, (xiv) provision for loan losses and (xv) other non-recurring revenue and expenses, in each case after discussions between the Advisor and the Independent Directors and approved by a majority of the Independent Directors.

“Core Earnings Per Adjusted Share” means, for the applicable period, Core Earnings divided by the Adjusted Outstanding Shares for such period.

“Dealer Manager” means Realty Capital Securities, LLC, or such other Person selected by the Board of Directors to act as the dealer manager for the Offering.

“Dealer Manager Fee” means the fee from the sale of Shares in a Primary Offering, payable to the Dealer Manager for serving as the dealer manager of such Primary Offering.

“Director” means a director of the Company.

“Distributions” means any distributions of money or other property by the Company to Stockholders, including distributions that may constitute a return of capital for U.S. federal income tax purposes.

“Equity Proceeds” means with respect to any period, the cumulative net proceeds of all common and preferred equity issued by the Company and its subsidiaries during such period, including: (1) any equity issued in exchange or conversion of exchangeable notes based on the stock price at the date of issuance; (2) any other issuances of equity, including but not limited to units in the Operating Partnership (excluding equity based compensation but including issuances related to an acquisition, investment, joint-venture or partnership); and (3) any cumulative Core Earnings in excess of cumulative distributions paid on common stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute thereto. Reference to any provision of the Exchange Act shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Good Reason” means: (i) any failure to obtain a satisfactory agreement from any successor to the Company or the Operating Partnership to assume and agree to perform obligations under this Agreement; or (ii) any material breach of this Agreement of any nature whatsoever by the Company or the Operating Partnership.

“Gross Proceeds” means the aggregate purchase price of all Shares sold for the account of the Company through an Offering, without deduction for Selling Commissions, volume discounts, any marketing support and due diligence expense reimbursement or Organization and Offering Expenses. For the purpose of computing Gross Proceeds, the purchase price of any Share for which reduced Selling Commissions are paid to the Dealer Manager or a Soliciting Dealer (where net proceeds to the Company are not reduced) shall be deemed to be the full amount of the offering price per Share pursuant to the Prospectus for such Offering without reduction.

“Indemnitee” has the meaning set forth in Section 20.

“Independent Director” means a Director who is not and who has not been within the last two years, directly or indirectly associated with the Sponsor or the Advisor by virtue of ownership of an interest in the Sponsor, the Advisor or any of their Affiliates,

“Insourced Acquisition Expenses” means Acquisition Expenses incurred in connection with services performed by the Advisor or any of its Affiliates, including legal advisory expenses, due diligence expenses, personnel expenses, acquisition-related administrative and advisory expenses, survey, property, contract review expenses, travel and communications expenses and other closing costs.

“Internalization” has the meaning set forth in Section 18(b)(i).

“Internalization Fee” means an amount equal to (i) $15,000,000 (the “Fixed Amount”); plus (ii) (x) 4.5 multiplied by the Subject Fees, if the effective date of Internalization is on or prior to December 31, 2028 or (y) 3.5 multiplied by the Subject Fees, if the effective date of Internalization is on or after January 1, 2029; plus (iii) 1.00% multiplied by (x) the Contract Purchase Price (not including any portion of such Contract Purchase Price funded solely with Equity Proceeds in respect of the period occurring on or prior to the end of the fiscal quarter in which the Notice Date occurs and previously increased the Variable Portion) of any Investment that is acquired (i.e., closing has occurred) after the end of the fiscal quarter in which the Notice Date occurs and prior to the effective date of Internalization and (y) without duplication, all Equity Proceeds in respect of the period following the end of the fiscal quarter in which the Notice Date occurs and prior to the effective date of Internalization.

“Internalization Notice” has the meaning set forth in Section 18(b)(i)(B).

“Internalization Stock” has the meaning set forth in Section 18(b)(i)(D).

“Investments” means any investments by the Company or the Operating Partnership, directly or indirectly, in Real Estate Assets, Real Estate Related Loans or any other asset.

“Issuance Date” has the meaning set forth in Section 15(b)(i)(D).

“Joint Ventures” means the joint venture or partnership or other similar arrangements (other than between the Company and the Operating Partnership) in which the Company or the Operating Partnership or any of their subsidiaries is a co-venturer, limited liability company member, limited partner or general partner, which are established to acquire or hold Investments.

“Listing” means the listing of the Common Stock on a national securities exchange, or the inclusion of the Common Stock for trading in the over-the-counter-market.

“Loans” means any indebtedness or obligations in respect of borrowed money or evidenced by bonds, notes, debentures, deeds of trust, letters of credit or similar instruments, including mortgages and mezzanine loans.

“Market Check” means an analysis comparing (a) the amount of Insourced Acquisition Expenses paid in the previous calendar year to the Advisor or any of its Affiliates with (b) the projected amount of Acquisition Expenses for the following calendar year assuming that a Person other than the Advisor or its Affiliates performs substantially similar services for a substantially similar amount of Investments.

“Mortgages” means, in connection with mortgage financing provided by the Company, all of the notes, deeds of trust, security interests or other evidences of indebtedness, which are secured or collateralized by Real Property owned by the borrowers under such notes, deeds of trust, security interests or other evidences of indebtedness.

“Notice” has the meaning set forth in Section 22.

“Notice Date” has the meaning set forth in Section 18(b)(i)(B).

“Offering” means any public offering and sale of Shares pursuant to an effective registration statement filed under the Securities Act.

“Operating Partnership” has the meaning set forth in the preamble.

“Operating Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of the date hereof, among the Company, American Finance Trust V Special Limited Partner, LLC, and the Advisor, as the same may be amended from time to time.

“OP Units” means units of limited partnership interest in the Operating Partnership.

“Organization and Offering Expenses” means all expenses (other than the Selling Commission and the Dealer Manager Fee) to be paid by the Company in connection with an Offering, including legal, accounting, printing, mailing and filing fees, charges of the escrow holder and transfer agent, charges of the Advisor for administrative services related to the issuance of Shares in an Offering, reimbursement of the Advisor for costs in connection with preparing supplemental sales materials, the cost of bona fide training and education meetings held by the Company (primarily the travel, meal and lodging costs of the registered representatives of broker-dealers), attendance and sponsorship fees and cost reimbursement for employees of the Company’s Affiliates to attend retail seminars conducted by broker-dealers and, in special cases, reimbursement to soliciting broker-dealers for technology costs associated with an Offering, costs and expenses related to such technology costs, and costs and expenses associated with facilitation of the marketing of the Shares and the ownership of Shares by such broker-dealer’s customers.

“Original Advisory Agreement” has the meaning set forth in the recitals.

“Outside Date” has the meaning set forth in Section 18(b)(i)(D)(4).

“Person” means an individual, corporation, partnership, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other legal entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act.

“Primary Offering” means the portion of an Offering other than the Shares offered pursuant to the Company’s distribution reinvestment plan.

“Property” or “Properties” means, as the context requires, any, or all, respectively, of the Real Property acquired by the Company, directly or indirectly through joint venture arrangements or other partnership or investment interests.

“Property Transaction” means an acquisition, disposition or financing transaction for which a Specified Advisor had initiated discussions or negotiations prior to, and is subsequently consummated following, a Specified Transaction in which the Specified Agreement to which such Specified Advisor was a party is terminated.

“Prospectus” means a final prospectus of the Company filed pursuant to Rule 424(b) of the Securities Act, as the same may be amended or supplemented from time to time.

“Real Estate Assets” means any investment by the Company or the Operating Partnership in unimproved and improved Real Property (including fee or leasehold interests, options and leases), directly, through one or more subsidiaries or through a Joint Venture.

“Real Estate Related Loans” means any investments in mortgage loans and other types of real estate related debt financing, including, mezzanine loans, bridge loans, convertible mortgages, wraparound mortgage loans, construction mortgage loans, loans on leasehold interests and participations in such loans, by the Company or the Operating Partnership, directly, through one or more subsidiaries or through a Joint Venture.

“Real Property” means (i) land, (ii) rights in land (including leasehold interests), and (iii) any buildings, structures, improvements, furnishings, fixtures and equipment located on or used in connection with land and rights or interests in land.

“Registration Statement” has the meaning set forth in Section 18(b)(i)(D)(1).

“REIT” means a corporation, trust, association or other legal entity (other than a real estate syndication) that is engaged primarily in investing in equity interests in real estate (including fee ownership and leasehold interests) or in loans secured by real estate or both, as defined pursuant to Sections 856 through 860 of the Code and any successor or other provisions of the Code relating to real estate investment trusts (including provisions as to the attribution of ownership of beneficial interests therein) and the regulations promulgated thereunder.

“Sale” or “Sales” means any transaction or series of transactions whereby: (i) the Company or the Operating Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its direct or indirect ownership of any Real Estate Assets, Loan or other Investment or portion thereof, including the lease of any Real Estate Assets consisting of a building only, and including any event with respect to any Real Estate Assets that gives rise to a significant amount of insurance proceeds or condemnation awards; (ii) the Company or the Operating Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its ownership of all or substantially all the direct or indirect interest of the Company or the Operating Partnership in any Joint Venture in which it is a co-venturer, member or partner; (iii) any Joint Venture directly or indirectly (except as described in other subsections of this definition) in which the Company or the Operating Partnership as a co-venturer, member or partner sells, grants, transfers, conveys, or relinquishes its direct or indirect ownership of any Real Estate Assets or portion thereof, including any event with respect to any Real Estate Assets which gives rise to insurance claims or condemnation awards; or (iv) the Company or the Operating Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, conveys or relinquishes its direct or indirect interest in any Real Estate Related Loans or portion thereof (including with respect to any Real Estate Related Loan, all payments thereunder or in satisfaction thereof other than regularly scheduled interest payments) and any event which gives rise to a significant amount of insurance proceeds or similar awards; or (v) the Company or the Operating Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its direct or indirect ownership of any other asset not previously described in this definition or any portion thereof, but not including any transaction or series of transactions specified in clauses (i) through (v) above in which the proceeds of such transaction or series of transactions are reinvested by the Company in one or more assets within 180 days thereafter.

“Second Amended and Restated Advisory Agreement” has the meaning set forth in the recitals.

“Securities Act” means the Securities Act of 1933, as amended from time to time, or any successor statute thereto. Reference to any provision of the Securities Act shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

“Selling Commission” means the fee payable to the Dealer Manager and reallowable to Soliciting Dealers with respect to Shares sold by them in a Primary Offering.

“Shares” means the shares of beneficial interest or of common stock of the Company of any class or series, including Common Stock, that has the right to elect the Directors of the Company.

“Soliciting Dealers” means broker-dealers that are members of FINRA, or that are exempt from broker-dealer registration, and that, in either case, have executed soliciting dealer or other agreements with the Dealer Manager to sell Shares.

“Specified Advisor” means, with respect to any Specified Target, the entity that advises such Specified Target.

“Specified Agreement” means, with respect to any Specified Target, the advisory agreement in effect on the date hereof pursuant to which the applicable Specified Advisor provides advisory services to such Specified Target.

“Specified Equity Value” means, with respect to any Specified Transaction, an amount equal to the aggregate total consideration paid to the holders of common stock, preferred stock, convertible preferred stock or other equity of the Specified Target or of the operating partnership of such Specified Target that is the subject of the acquisition that constitutes such Specified Transaction; provided, that Specified Equity Value shall not include any consideration paid for or in redemption of “special limited partner interests” in the operating partnership of such Specified Target (“special limited partner interests” being understood to be interests in such partnerships similar in type to the interest designated in the Operating Partnership Agreement as the “Special Limited Partner Interest”).

“Specified Increase” means, with respect to any Specified Transaction, an amount equal to the Specified Equity Value of such Specified Transaction multiplied by (i) during the twelve (12) month period following such Specified Transaction, 0.0031, (ii) during the twelve (12) month period following the period described in clause (i), 0.0047 and (iii) thereafter, 0.0062.

“Specified Target” means, any REIT other than American Realty Capital-Retail Centers of America, Inc. that, as of the Effective Date, is advised by an entity that is wholly-owned (directly or indirectly) by the Sponsor or AR Capital, LLC.

“Specified Transaction” means, other than any Joint Ventures, the acquisition by the Company (whether by merger, consolidation or otherwise) of any Specified Target.

“Sponsor” means AR Global Investments, LLC, a Delaware limited liability company.

“Stockholders” means the holders of record of the Shares as maintained on the books and records of the Company or its transfer agent.

“Subject Fees” means (i) (x) (A) the actual Base Management Fee plus (B) the actual Variable Management Fee, in each of clauses (A) and (B), payable for the fiscal quarter in which the Notice Date occurs multiplied by (y) four (4) plus (ii) without duplication, the annual increase in the Base Management Fee resulting from Equity Proceeds in respect of the fiscal quarter in which the Notice Date occurs.

“Termination Date” means the date of termination of this Agreement.

“Trading Day” means a day on which the principal national securities exchange on which a security is listed or admitted to trading is open for the transaction of business or, if a security is not listed or admitted to trading on any national securities exchange, shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

“Value” means, with respect to any security, the average of the daily market price of such security for the ten consecutive Trading Days immediately preceding the date of such valuation. The market price for each such Trading Day shall be: (i) if the security is listed or admitted to trading on the NYSE or any national securities exchange, the last reported sale price, regular way, on such day, or if no such sale takes place on such day, the average of the closing bid and asked prices, regular way, on such day, (ii) if the security is not listed or admitted to trading on the NYSE or any national securities exchange, the last reported sale price on such day or, if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reliable quotation source designated by the Advisor, or (iii) if the security is not listed or admitted to trading on the NYSE or any national securities exchange and no such last reported sale price or closing bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a reliable quotation source designated by the Advisor, or if there shall be no bid and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than ten days prior to the date in question) for which prices have been so reported; provided, that if there are no bid and asked prices reported during the ten days prior to the date in question, the value of the security shall be determined by the Advisor acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate. In the event the security includes any additional rights, then the value of such rights shall be determined by the Advisor acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate.

“Variable Management Fee” means the fees payable to the Advisor or its assignees pursuant to Section 10(f).

2.          APPOINTMENT. The Company and the Operating Partnership hereby appoint the Advisor to serve as their advisor to perform the services set forth herein on the terms and subject to the conditions set forth in this Agreement and subject to the supervision of the Board, and the Advisor hereby accepts such appointment.

3.          DUTIES OF THE ADVISOR. The Advisor will use its reasonable best efforts to present to the Company and the Operating Partnership potential investment opportunities and to provide a continuing and suitable investment program consistent with the investment objectives and policies of the Company as determined and adopted from time to time by the Board. In performance of this undertaking, subject to the supervision of the Board and consistent with the provisions of the Articles of Incorporation, By-laws and the Operating Partnership Agreement, the Advisor, directly or indirectly, will:

(a)          serve as the Company’s and the Operating Partnership’s investment and financial advisor;

(b)          provide the daily management for the Company and the Operating Partnership and perform and supervise the various administrative functions necessary for the day-to-day management of the operations of the Company and the Operating Partnership;

(c)          investigate, select and, on behalf of the Company and the Operating Partnership, engage and conduct business with and supervise the performance of such Persons as the Advisor deems necessary to the proper performance of its obligations hereunder (including consultants, accountants, correspondents, lenders, technical advisors, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, banks, builders, developers, property owners, property managers, real estate management companies, real estate operating companies, securities investment advisors, mortgagors, the registrar and the transfer agent and any and all agents for any of the foregoing), including Affiliates of the Advisor and Persons acting in any other capacity deemed by the Advisor necessary or desirable for the performance of any of the foregoing services (including entering into contracts in the name of the Company and the Operating Partnership with any of the foregoing);

(d)          consult with the officers and Directors of the Company and assist the Directors in the formulation and implementation of the Company’s financial policies, and, as necessary, furnish the Board with advice and recommendations with respect to the making of investments consistent with the investment objectives and policies of the Company and in connection with any borrowings proposed to be undertaken by the Company or the Operating Partnership;

(e)          subject to the provisions of Section 4, (i) participate in formulating an investment strategy and asset allocation framework; (ii) locate, analyze and select potential Investments; (iii) structure and negotiate the terms and conditions of transactions pursuant to which acquisitions and dispositions of Investments will be made; (iv) research, identify, review and recommend acquisitions and dispositions of Investments to the Board and make Investments on behalf of the Company and the Operating Partnership in compliance with the investment objectives and policies of the Company; (v) arrange for financing and refinancing and make other changes in the asset or capital structure of, and dispose of, reinvest the proceeds from the sale of, or otherwise deal with, Investments; (vi) enter into leases and service contracts for Real Estate Assets and, to the extent necessary, perform all other operational functions for the maintenance and administration of such Real Estate Assets; (vii) actively oversee and manage Investments for purposes of meeting the Company’s investment objectives and reviewing and analyzing financial information for each of the Investments and the overall portfolio; (viii) select Joint Venture partners, structure corresponding agreements and oversee and monitor these relationships; (ix) oversee, supervise and evaluate Affiliated and non-Affiliated property managers who perform services for the Company or the Operating Partnership; (x) oversee Affiliated and non-Affiliated Persons with whom the Advisor contracts to perform certain of the services required to be performed under this Agreement; (xi) manage accounting and other record-keeping functions for the Company and the Operating Partnership, including reviewing and analyzing the capital and operating budgets for the Real Estate Assets and generating an annual budget for the Company; (xii) recommend various liquidity events to the Board when appropriate; and (xiii) source and structure Real Estate Related Loans;

(f)          upon request, provide the Board with periodic reports regarding prospective investments;

(g)          make investments in, and dispositions of, Investments within the discretionary limits and authority as granted by the Board;

(h)          negotiate on behalf of the Company and the Operating Partnership with banks or other lenders for Loans to be made to the Company, the Operating Partnership or any of their subsidiaries, and negotiate with investment banking firms and broker-dealers on behalf of the Company, the Operating Partnership or any of their subsidiaries, or negotiate private sales of Shares or obtain Loans for the Company, the Operating Partnership or any of their subsidiaries, but in no event in such a manner so that the Advisor shall be acting as broker-dealer or underwriter; provided, however, that any fees and costs payable to third parties incurred by the Advisor in connection with the foregoing shall be the responsibility of the Company, the Operating Partnership or any of their subsidiaries;

(i)          obtain reports (which may, but are not required to, be prepared by the Advisor or its Affiliates), where appropriate, concerning the value of Investments or contemplated investments of the Company and the Operating Partnership;

(j)          from time to time, or at any time reasonably requested by the Board, make reports to the Board of its performance of services to the Company and the Operating Partnership under this Agreement, including reports with respect to potential conflicts of interest involving the Advisor or any of its Affiliates;

(k)         provide the Company and the Operating Partnership with all necessary cash management services;

(l)          deliver to, or maintain on behalf of, the Company copies of all appraisals obtained in connection with the investments in any Real Estate Assets as may be required to be obtained by the Board;

(m)        notify the Board of all proposed material transactions before they are completed;

(n)         effect any private placement of OP Units, tenancy-in-common (TIC) or other interests in Investments as may be approved by the Board;

(o)         perform investor-relations and Stockholder communications functions for the Company;

(p)          render such services as may be reasonably determined by the Board of Directors consistent with the terms and conditions herein; and

(q)         maintain the Company’s accounting and other records and assist the Company in filing all reports required to be filed by it with the Securities and Exchange Commission, the Internal Revenue Service and other regulatory agencies;

(r)          do all things reasonably necessary to assure its ability to render the services described in this Agreement.

Notwithstanding the foregoing or anything else that may be to the contrary in this Agreement, the Advisor may delegate any of the foregoing duties to any Person so long as the Advisor or its Affiliate remains responsible for the performance of the duties set forth in this Section 3.

4.          AUTHORITY OF ADVISOR.

(a)         Pursuant to the terms of this Agreement (including the restrictions included in this Section 4 and in Section 9), and subject to the continuing and exclusive authority of the Board over the supervision of the Company, the Company, acting on the authority of the Board of Directors, hereby delegates to the Advisor the authority to perform the services described in Section 3.

(b)         Notwithstanding anything herein to the contrary, all Investments will require the prior approval of the Board, any particular Directors specified by the Board or any committee of the Board specified by the Board, as the case may be.

(c)         If a transaction requires approval by the Independent Directors, the Advisor will deliver to the Independent Directors all documents and other information reasonably required by them to evaluate properly the proposed transaction.

(d)        The Board may, at any time upon the giving of Notice to the Advisor, modify or revoke the authority set forth in this Section 4; provided, however, that such modification or revocation shall be effective upon receipt by the Advisor and shall not be applicable to investment transactions to which the Advisor has committed the Company or the Operating Partnership prior to the date of receipt by the Advisor of such notification.

5.          FIDUCIARY RELATIONSHIP. The Advisor, as a result of its relationship with the Company and the Operating Partnership pursuant to this Agreement, has a fiduciary responsibility and duty to the Company, the Stockholders and the partners in the Operating Partnership.

6.          NO PARTNERSHIP OR JOINT VENTURE. Except as provided in Section 10(i), the parties to this Agreement are not partners or joint venturers with each other and nothing herein shall be construed to make them partners or joint venturers or impose any liability as such on either of them.

7.          BANK ACCOUNTS. The Advisor may establish and maintain one or more bank accounts in the name of the Company or the Operating Partnership and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of the Company or the Operating Partnership, under such terms and conditions as the Board may approve; provided, that no funds shall be commingled with the funds of the Advisor; and, upon request, the Advisor shall render appropriate accountings of such collections and payments to the Board and to the auditors of the Company.

8.          RECORDS; ACCESS. The Advisor shall maintain appropriate records of all its activities hereunder and make such records available for inspection by the Directors and by counsel, auditors and authorized agents of the Company, at any time and from time to time. The Advisor shall at all reasonable times have access to the books and records of the Company and the Operating Partnership.

9.          LIMITATIONS ON ACTIVITIES. Notwithstanding anything herein to the contrary, the Advisor shall refrain from taking any action which, in its sole judgment, or in the sole judgment of the Company, made in good faith, would (a) adversely affect the status of the Company as a REIT, unless the Board has determined that REIT qualification is not in the best interests of the Company and its Stockholders, (b) subject the Company to regulation under the Investment Company Act of 1940, as amended, or (c) violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Company, the Operating Partnership or the Shares, or otherwise not be permitted by the Articles of Incorporation or By-laws, except if such action shall be ordered by the Board, in which case the Advisor shall notify promptly the Board of the Advisor’s judgment of the potential impact of such action and shall refrain from taking such action until it receives further clarification or instructions from the Board. In such event, the Advisor shall have no liability for acting in accordance with the specific instructions of the Board so given.

10.         FEES.

(a)          [Intentionally Omitted].

(b)          Limitation on Acquisition Expenses.

(i)          The total of all Acquisition Expenses payable in connection with the Company’s total portfolio of Investments and reinvestments, if any, shall be reasonable and shall not exceed an amount equal to four and one-half percent (4.5%) of the Contract Purchase Price of the Company’s total portfolio of Investments or four and one-half percent (4.5%) of the amount advanced for the Company’s total portfolio of Investments.

(ii)         The total of all Acquisition Expenses payable in connection with any Investment or any reinvestment shall be reasonable and shall not exceed an amount equal to four and one-half percent (4.5%) of the Contract Purchase Price of the Investment or four and one-half percent (4.5%) of the amount advanced for any Investment; provided, further, however, that a majority of the Directors (including a majority of the Independent Directors) not otherwise interested in the transaction may approve expenses in excess of these limits if they determine the transaction to be commercially competitive, fair and reasonable to the Company.

(iii)        [Intentionally Omitted].

(c)          [Intentionally Omitted].

(d)          [Intentionally Omitted].

(e)          [Intentionally Omitted].

(f)          Variable Management Fee. The Company shall pay the Advisor a Variable Management Fee, payable quarterly in arrears, in an amount equal to (i) the product of (A) the Adjusted Outstanding Shares for the calendar quarter multiplied by (B) 15% multiplied by (C) the excess of Core Earnings Per Adjusted Share for the previous 3-month period over $0.375, plus (ii) the product of (X) the Adjusted Outstanding Shares for the calendar quarter multiplied by (Y) 10% multiplied by (Z) the excess of Core Earnings Per Adjusted Share for the previous 3-month period over $0.50.

(g)         Base Management Fee.

(i)          The Company shall pay the Advisor a Base Management Fee, payable on the first business day of each month following the Effective Date. Subject to Section 10(g)(ii), the Base Management Fee shall be equal to (x) (i) $1,750,000 during the twelve (12) month period following the Effective Date, (ii) $1,875,000 during the twelve (12) month period following the period described in clause (i) and (iii) thereafter, $2,000,000 (the portion of the Base Management Fee described in this clause (x), the “Fixed Portion”); plus (y) an amount equal to (A) 1.25% of the Equity Proceeds in respect of the period following the Effective Date (other than in connection with a Specified Transaction), divided by (B) twelve (12) (the portion of the Base Management Fee described in this clause (y), the “Variable Portion”).

(ii)         In connection with any Specified Transaction consummated by the Company following the Effective Date, the Fixed Portion shall be increased by the Specified Increase for such Specified Transaction.

(h)          Payment of Fees.

(i)          In connection with the Variable Management Fee, the Company shall pay such fees to the Advisor or its assignees in cash, in Shares, or a combination of both, the form of payment to be determined in the sole discretion of the Advisor.

(ii)         The Base Management Fee shall be payable in the form determined, at the discretion of the Advisor, in cash, OP Units, Shares, or any combination thereof. Each OP Unit or Share shall be valued at the Value of a Share.

(i)          Exclusion of Certain Transactions.

(i)          If the Company or the Operating Partnership shall propose to enter into any transaction in which the Advisor, any Affiliate of the Advisor or any of the Advisor’s directors or officers has a direct or indirect interest, then such transaction shall be approved by a majority of the Board not otherwise interested in such transaction, including a majority of the Independent Directors.

(ii)         Neither the Company nor the Operating Partnership shall make Loans to the Advisor or any Affiliate thereof or certain of the Stockholders except Mortgages or loans to wholly owned subsidiaries of the Company. None of the Advisor nor any Affiliate thereof, or certain of the Stockholders shall make loans to the Company or the Operating Partnership, or to Joint Ventures, unless approved by a majority of the Directors (including a majority of the Independent Directors) not otherwise interested in such transaction as fair, competitive, and commercially reasonable, and no less favorable to the Company or Operating Partnership, as applicable, than comparable loans between unaffiliated parties.

(iii)        The Company and the Operating Partnership may enter into Joint Ventures with the Advisor or its Affiliates provided that (a) a majority of Directors (including a majority of Independent Directors) not otherwise interested in the transaction approves the transaction as being fair and reasonable to the Company or Operating Partnership, as applicable, and (b) the investment by the Company or Operating Partnership, as applicable, is on substantially the same terms as those received by other joint venturers.

(j)          Limitation on Insourced Acquisition Expenses.

(i)          The total of all Insourced Acquisition Expenses with respect to any Investment shall initially be fixed at, and shall not exceed, 0.50% of the Contract Purchase Price of the Investment or 0.50% of the amount advanced for an Investment, which the Company shall pay to the Advisor or its Affiliate at the closing of each Investment. For the avoidance of doubt, no payment in respect of Insourced Acquisition Expenses shall be made unless the Advisor or its Affiliates shall have performed services related to selecting, evaluating and acquiring an Investment, regardless of whether such Investment is ultimately acquired.

(ii)         The total of all Insourced Acquisition Expenses for any calendar year shall initially be fixed at, and shall not exceed, 0.50% of the Contract Purchase Price of the Investments acquired during such period or 0.50% of the amounts advanced for the Investments made during such period (to be prorated for any partial calendar year); provided, however, within a reasonable period of time following the end of each such calendar year, the Company shall perform a Market Check and provide the results thereof to the Advisor within a reasonable period of time and, if the result of the Market Check is that the projected amount of Acquisition Expenses that would be incurred if substantially similar services with respect to a substantially similar amount of properties were to be provided by a Person other than the Advisor or any of its Affiliates during the subsequent calendar year is lower than the amount of Insourced Acquisition Expenses paid to the Advisor or its Affiliates during the previous calendar year, either (A) the Advisor shall agree to reduce the cap on the Insourced Acquisition Expenses until the next Market Check such that the cap on Insourced Acquisition Expenses does not exceed the projected amount of Acquisition Expenses that would be incurred if substantially similar services with respect to a substantially similar amount of properties were to be provided by a Person other than the Advisor or any of its Affiliates during the subsequent calendar year or (B) the Company may outsource to a Person other than the Advisor or its Affiliate certain services previously provided by the Advisor or its Affiliates until the next Market Check.

11.         EXPENSES.

(a)          In addition to the compensation paid to the Advisor pursuant to Section 10, the Company or the Operating Partnership shall pay directly or reimburse the Advisor, quarterly and in arrears, for all the expenses paid or incurred by the Advisor or its Affiliates in connection with the services it provides to the Company and the Operating Partnership pursuant to this Agreement, including, the following:

(i)          Organization and Offering Expenses, including third-party due diligence fees related to the Primary Offering, as set forth in detailed and itemized invoices; provided, however, that the Company shall not reimburse the Advisor to the extent such reimbursement would cause the total amount of Organization and Offering Expenses paid by the Company and the Operating Partnership to exceed two percent (2.0%) of the Gross Proceeds raised in all Primary Offerings;

(ii)         Acquisition Expenses, subject to the limitations set forth in Section 10(b), and Insourced Acquisition Expenses, subject to the limitations set forth in Section 10(i);

(iii)        the actual cost of goods and services used by the Company and obtained from entities not Affiliated with the Advisor;

(iv)        interest and other costs for Loans, including discounts, points and other similar fees;

(v)         taxes and assessments on income of the Company or Investments;

(vi)        costs associated with insurance required in connection with the business of the Company or by the Board;

(vii)       expenses of managing and operating Investments owned by the Company, whether payable to an Affiliate of the Company or a non-affiliated Person;

(viii)      all expenses in connection with payments to the Directors for attending meetings of the Board and Stockholders;

(ix)         expenses associated with a Listing, if applicable, or with the issuance and distribution of Shares, such as selling commissions and fees, advertising expenses, taxes, legal and accounting fees, listing and registration fees;

(x)          expenses connected with payments of Distributions;

(xi)         expenses of organizing, revising, amending, converting, modifying or terminating the Company, the Operating Partnership or any subsidiary thereof or the Articles of Incorporation, By-laws or governing documents of the Operating Partnership or any subsidiary of the Company or the Operating Partnership;

(xii)        expenses of maintaining communications with Stockholders, including the cost of preparation, printing, and mailing annual reports and other Stockholder reports, proxy statements and other reports required by governmental entities;

(xiii)       administrative service expenses, including all costs and expenses incurred by the Advisor or its Affiliates in fulfilling its duties hereunder, including reasonable salaries and wages, benefits and overhead of all employees directly involved in the performance of such services; provided, however, that no reimbursement shall be made for costs of such employees of the Advisor or its Affiliates to the extent that such employees perform services for which the Advisor receives a separate fee; and

(xiv)      audit, accounting and legal fees.

(b)          Commencing upon the earlier to occur of (i) the fifth fiscal quarter after the Company makes its first Investment and (ii) six (6) months after the commencement of the initial Offering, expenses incurred by the Advisor on behalf of the Company and the Operating Partnership or in connection with the services provided by the Advisor hereunder and payable pursuant to this Section 11 shall be reimbursed (excluding Insourced Acquisition Expenses which shall be paid as described in Section 10(j)(i) of this Agreement), no less than monthly, to the Advisor.

12.         OTHER SERVICES. Should the Board request that the Advisor or any director, officer or employee thereof render services for the Company and the Operating Partnership other than set forth in Section 3, such services shall be separately compensated at such customary rates and in such customary amounts as are agreed upon by the Advisor and the Board, including a majority of the Independent Directors, subject to the limitations contained in the Articles of Incorporation, and shall not be deemed to be services pursuant to the terms of this Agreement.

13.         OTHER ACTIVITIES OF THE ADVISOR. Except as set forth in this Section 13, nothing herein contained shall prevent the Advisor or any of its Affiliates from engaging in or earning fees from other activities, including the rendering of advice to other Persons (including other REITs) and the management of other programs advised, sponsored or organized by the Sponsor or its Affiliates; nor shall this Agreement limit or restrict the right of any director, officer, member, partner, employee or stockholder of the Advisor or any of its Affiliates to engage in or earn fees from any other business or to render services of any kind to any other Person and earn fees for rendering such services; provided, however , that the Advisor must devote sufficient resources to the Company’s business to discharge its obligations to the Company under this Agreement. The Advisor may, with respect to any investment in which the Company is a participant, also render advice and service to each and every other participant therein, and earn fees for rendering such advice and service. Specifically, it is contemplated that the Company may enter into Joint Ventures or other similar co-investment arrangements with certain Persons, and pursuant to the agreements governing such Joint Ventures or arrangements, the Advisor may be engaged to provide advice and service to such Persons, in which case the Advisor will earn fees for rendering such advice and service.

The Advisor shall report to the Board the existence of any condition or circumstance, existing or anticipated, of which it has knowledge, which creates or could create a conflict of interest between the Advisor’s obligations to the Company and its obligations to or its interest in any other Person. If the Advisor, Director or Affiliates thereof have sponsored other investment programs with similar investment objectives which have investment funds available at the same time as the Company, the Advisor shall inform the Board of the method to be applied by the Advisor in allocating investment opportunities among the Company and competing investment entities and shall provide regular updates to the Board of the investment opportunities provided by the Advisor to competing programs in order for the Board (including the Independent Directors) to fulfill its duty to ensure that the Advisor and its Affiliates use their reasonable best efforts to apply such method fairly to the Company.

14.         THE AMERICAN REALTY CAPITAL NAME. The Advisor and its Affiliates have or may have a proprietary interest in the names “American Realty Capital,” “ARC”, “AR Capital” and “AR Global.” The Advisor hereby grants to the Company, to the extent of any proprietary interest the Advisor may have in any of the names “American Realty Capital,” “ARC”, “AR Capital” and “AR Global,” a non-transferable, non-assignable, non-exclusive, royalty-free right and license to use the names “American Realty Capital,” “ARC”, “AR Capital” and “AR Global” during the term of this Agreement. The Company agrees that the Advisor and its Affiliates will have the right to approve of any use by the Company of the names “American Realty Capital,” “ARC”, “AR Capital” and “AR Global,” such approval not to be unreasonably withheld or delayed. Accordingly, and in recognition of this right, if at any time the Company ceases to retain the Advisor or one of its Affiliates to perform advisory services for the Company, the Company will, promptly after receipt of written request from the Advisor, cease to conduct business under or use the names “American Realty Capital,” “ARC”, “AR Capital” and “AR Global” or any derivative thereof and the Company shall change its name and the names of any of its subsidiaries to a name that does not contain the names “American Realty Capital,” “ARC”, “AR Capital” and “AR Global” or any other word or words that might, in the reasonable discretion of the Advisor, be susceptible of indication of some form of relationship between the Company and the Advisor or any its Affiliates. At such time, the Company will also make any changes to any trademarks, servicemarks or other marks necessary to remove any references to the words “American Realty Capital,” “ARC”, “AR Capital” and “AR Global.” Consistent with the foregoing, it is specifically recognized that the Advisor or one or more of its Affiliates has in the past and may in the future organize, sponsor or otherwise permit to exist other investment vehicles (including vehicles for investment in real estate) and financial and service organizations having any of the names “American Realty Capital,” “ARC”, “AR Capital” and “AR Global” as a part of their name, all without the need for any consent (and without the right to object thereto) by the Company. Neither the Advisor nor any of its Affiliates makes any representation or warranty, express or implied, with respect to the names “American Realty Capital,” “ARC”, “AR Capital” and “AR Global” licensed hereunder or the use thereof (including without limitation as to whether the use of the names “American Realty Capital,” “ARC” and “AR Capital” will be free from infringement of the intellectual property rights of third parties. Notwithstanding the preceding, the Advisor represents and warrants that it is not aware of any pending claims or litigation or of any claims threatened in writing regarding the use or ownership of the names “American Realty Capital,” “ARC” and “AR Capital.”

15.         TERM OF AGREEMENT. This Agreement shall be in effect from the Effective Date through the twentieth (20th) anniversary of April 29, 2015 and shall be automatically renewed for an additional twenty-year term on each anniversary of such twentieth anniversary date.

16.         TERMINATION BY THE PARTIES. This Agreement may be terminated (i) in accordance with Section 18(b) or (ii) upon sixty (60) days’ prior written notice (a) by the Independent Directors of the Company or by the Advisor with Cause without penalty, (b) by the Advisor for Good Reason, or (c) by the Advisor upon a Change of Control; provided, that termination of this Agreement with Cause shall be upon forty-five (45) days’ prior written notice. The provisions of Sections 14 and 18 through 30 (inclusive) of this Agreement shall survive any expiration or earlier termination of this Agreement.

17.         ASSIGNMENT. This Agreement may be assigned by the Advisor (a) to an Affiliate of the Advisor, or (b) to any party with expertise in commercial real estate and, together with its Affiliates, over $100 million of assets under management. The Advisor may assign any rights to receive fees or other payments under this Agreement to any Person. This Agreement shall not be assigned by the Company or the Operating Partnership without the consent of the Advisor, except in the case of an assignment by the Company or the Operating Partnership to a Person which is a successor to all the assets, rights and obligations of the Company or the Operating Partnership, in which case such successor Person shall be bound hereunder and by the terms of said assignment in the same manner as the Company or the Operating Partnership, as applicable, is bound by this Agreement.

18.         PAYMENTS TO AND DUTIES OF ADVISOR UPON TERMINATION.

(a)          Amounts Owed. After the Termination Date, the Advisor shall be entitled to receive from the Company or the Operating Partnership within thirty (30) days after the effective date of such termination all amounts then accrued and owing to the Advisor, including all its interest in the Company’s income, losses, distributions and capital by payment of an amount equal to the then-present fair market value of the Advisor’s interest.

(b)          Internalization.

(i)          The Company shall have the right to internalize the services provided by Advisor hereunder (an “Internalization”) at any time during the term of this Agreement if:

(A)         more than 67% of the Independent Directors have approved such Internalization;

(B)         the Company has provided written notice to the Advisor of the approval described in clause (A) above (the “Internalization Notice” and the date the Internalization Notice is received by the Advisor, the “Notice Date”); provided, however, that the Notice Date shall not be earlier than January 1, 2018;

(C)         the effective date of Internalization is at least nine (9) months, but not more than fifteen (15) months, following the Notice Date; provided, that the Company shall have the option to extend the effective date of Internalization for an additional three (3) months if, fifteen (15) months following the Notice Date the Company is working in good faith to complete a transaction, Listing or Offering that the Company is undertaking in conjunction with the Internalization; provided, further, that in the event such three (3) month extension occurs, the Internalization Fee shall be calculated as if the Notice Date occurred in the fiscal quarter following the fiscal quarter in which the Notice Date actually occurred; and

(D)         the Company pays the Advisor the Internalization Fee in cash concurrently with the consummation of the Internalization; provided, however, that up to ten percent (10%) of the Internalization Fee may be payable in Shares of Common Stock (the Shares representing such ten percent (10%) portion, the “Internalization Stock” and the date such Internalization Stock is issued, the “Issuance Date”)); provided, further, that the Internalization Fee shall be paid entirely in cash unless all of the following conditions is met:

1.          the Company is eligible to file a resale registration on Form S-3 covering the Internalization Stock (the “Registration Statement”) as of the effective date of Internalization;

2.          as of the Issuance Date, the Company shall have an equity market cap of at least $1,600,000,000;

3.          the Registration Statement shall be effective no later than the Issuance Date; and

4.          the Issuance Date shall be not more than sixty (60) days following the effective date of Internalization (such date, the “Outside Date”).

(ii)         Any portion of the Internalization Fee payable in Internalization Stock shall instead be paid in cash within five (5) business days of the failure of any of the conditions set forth in Section 18(b)(i)(D) to be met (for the avoidance of doubt, the inability to determine the per-share price of the Internalization Stock by the Outside Date due to an insufficient average daily trading volume as contemplated by the following sentence shall be deemed to be a failure of the conditions set forth in Section 18(b)(i)(D) above. The Internalization Stock shall be issued at a per-share price equal to the volume weighted average price of a Share of Common Stock for the twenty (20) Trading Days ending with the last Trading Day prior to the Issuance Date; provided, however, that the average daily trading volume of Common Stock during such twenty (20) day period must be as least one hundred thousand (100,000) Shares.

(iii)        For the avoidance of doubt, an Internalization shall not be deemed to constitute Cause.

(c)          Advisor’s Duties. The Advisor shall promptly upon termination of this Agreement:

(i)          pay over to the Company and the Operating Partnership all money collected and held for the account of the Company and the Operating Partnership pursuant to this Agreement, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;

(ii)         deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;

(iii)        deliver to the Board all assets, including all Investments, and documents of the Company and the Operating Partnership then in the custody of the Advisor; and

(iv)        cooperate with the Company and the Operating Partnership to provide an orderly management transition.

19.         INCORPORATION OF THE ARTICLES OF INCORPORATION AND THE OPERATING PARTNERSHIP AGREEMENT. To the extent that the Articles of Incorporation or the Operating Partnership Agreement as in effect on the date hereof impose obligations or restrictions on the Advisor or grant the Advisor certain rights which are not set forth in this Agreement, the Advisor shall abide by such obligations or restrictions and such rights shall inure to the benefit of the Advisor with the same force and effect as if they were set forth herein.

20.         INDEMNIFICATION BY THE COMPANY AND THE OPERATING PARTNERSHIP.

(a)          The Company and the Operating Partnership, jointly and severally, shall indemnify and hold harmless the Advisor and its Affiliates, as well as their respective officers, directors, equity holders, members, partners, stockholders, other equity holders and employees (collectively, the “Indemnitees,” and each, an “Indemnitee”), from and against all losses, claims, damages, losses, joint or several, expenses (including reasonable attorneys’ fees and other legal fees and expenses), judgments, fines, settlements, and other amounts (collectively, “Losses,” and each, a “Loss”) arising in the performance of their duties hereunder, including reasonable attorneys’ fees, to the extent such Losses are not fully reimbursed by insurance, and to the extent that such indemnification would not be inconsistent with the laws of the State of New York, the Articles of Incorporation. Notwithstanding the foregoing, the Company and the Operating Partnership shall not provide for indemnification of an Indemnitee for any Loss suffered by such Indemnitee, nor shall they provide that an Indemnitee be held harmless for any Loss suffered by the Company and the Operating Partnership, unless all the following conditions are met:

(i)          the Indemnitee has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interest of the Company and the Operating Partnership;

(ii)         the Indemnitee was acting on behalf of, or performing services for, the Company or the Operating Partnership;

(iii)        such Loss was not the result of negligence or willful misconduct by the Indemnitee; and

(iv)        such indemnification or agreement to hold harmless is recoverable only out of the Company’s net assets and not from the Stockholders.

(b)          Notwithstanding the foregoing, an Indemnitee shall not be indemnified by the Company and the Operating Partnership for any Losses arising from or out of an alleged violation of federal or state securities laws by such Indemnitee unless one or more of the following conditions are met:

(i)          there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the Indemnitee;

(ii)         such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the Indemnitee; or

(iii)        a court of competent jurisdiction approves a settlement of the claims against the Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which securities of the Company or the Operating Partnership were offered or sold as to indemnification for violation of securities laws.

(c)          In addition, the advancement of the Company’s or the Operating Partnership’s funds to an Indemnitee for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought is permissible only if all the following conditions are satisfied:

(i)          the legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the Company or the Operating Partnership;

(ii)         the legal action is initiated by a third party who is not a Stockholder or the legal action is initiated by a Stockholder acting in such Stockholder’s capacity as such and a court of competent jurisdiction specifically approves such advancement; and

(iii)        the Indemnitee undertakes to repay the advanced funds to the Company or the Operating Partnership, together with the applicable legal rate of interest thereon, in cases in which such Indemnitee is found not to be entitled to indemnification.

21.         INDEMNIFICATION BY ADVISOR. The Advisor shall indemnify and hold harmless the Company and the Operating Partnership from Losses, including reasonable attorneys’ fees to the extent that such Losses are not fully reimbursed by insurance and are incurred by reason of the Advisor’s bad faith, fraud, willful misfeasance, intentional misconduct, gross negligence or reckless disregard of its duties; provided, however, that the Advisor shall not be held responsible for any action of the Board in following or declining to follow any advice or recommendation given by the Advisor.

22.         NOTICES. Any notice, report or other communication (each a “Notice”) required or permitted to be given hereunder shall be in writing unless some other method of giving such Notice is required by the Articles of Incorporation, the By-laws, and shall be given by being delivered by hand, by courier or overnight carrier or by registered or certified mail to the addresses set forth below:

To the Company:	American Finance Trust, Inc.
405 Park Avenue
New York, New York 10022
Attention: Edward M. Weil, Jr.
President

with a copy to:

Proskauer Rose LLP
Eleven Times Square
New York, New York 10036
Attention: Peter M. Fass, Esq.
Attention: James P. Gerkis, Esq.

To the Operating Partnership:	American Finance Operating Partnership, L.P.
405 Park Avenue
New York, New York 10022
Attention: Edward M. Weil, Jr.

with a copy to:

Proskauer Rose LLP
Eleven Times Square
New York, New York 10036
Attention: Peter M. Fass, Esq.

To the Advisor:	American Finance Advisors, LLC
405 Park Avenue
New York, New York 10022
Attention: Edward M. Weil, Jr.

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Attention: Jeffrey D. Marell, Esq.

Any party may at any time give Notice in writing to the other parties of a change in its address for the purposes of this Section 22.

23.         MODIFICATION. This Agreement shall not be amended, supplemented, terminated, or discharged, in whole or in part, except by an instrument in writing signed by the parties hereto, or their respective successors or assignees.

24.         SEVERABILITY. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

25.         COMPANY EXISTING PROPERTY MANAGEMENT AND LEASING AGREEMENT; COMPANY ADDITIONAL AGREEMENTS. The Advisor acknowledges and agrees that the Company Existing Property Management and Leasing Agreement constitutes the only agreement of the Advisor or its Affiliates with respect to property management and leasing of properties and assets of the Company, the Operating Partnership and/or their subsidiaries. At such time, if at all, that the Company Additional Agreements become effective at the Effective Time, then such Company Additional Agreements shall apply solely to: (i) those real estate properties owned by American Realty Capital – Retail Centers of America, Inc. and American Realty Capital Retail Operating Partnership, L.P. and/or their subsidiaries immediately prior to the Effective Time and (ii) any existing anchored, stabilized core retail properties, such as power centers and lifestyle centers, acquired by the Company, the Operating Partnership and/or their subsidiaries after the Effective Time and during the term of such Company Additional Agreements. In the event that the Company, the Operating Partnership and/or their subsidiaries acquires a Property after the Effective Date that is neither (x) a triple or double net leased Property similar to the properties currently owned by Company nor (y) an existing anchored, stabilized core retail Property, such as a power center or lifestyle center, then the Company and Advisor shall use good faith, reasonable efforts to agree on market-based terms and conditions for the management and leasing of such property.

26.         GOVERNING LAW. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York as at the time in effect, without regard to the principles of conflicts of laws thereof.

27.         ENTIRE AGREEMENT. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

28.         NO WAIVER. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

29.         EFFECTIVENESS OF THIRD AMENDED AND RESTATED ADVISORY AGREEMENT. This Third Amended and Restated Advisory Agreement shall not become effective for any purpose until the Effective Time and prior to the Effective Time the Second Amended and Restated Advisory Agreement shall remain in full force and effect; and in the event that Closing under the Merger Agreement does not occur or the Merger Agreement is terminated, then this Third Amended and Restated Advisory Agreement shall not take effect and the Second Amended and Restated Advisory Agreement shall continue in full force and effect.

30.         PRONOUNS AND PLURALS. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

31.         HEADINGS. The titles of sections and subsections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

32.         EXECUTION IN COUNTERPARTS. This Agreement may be executed (including by facsimile transmission) with counterpart signature pages or in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

AMERICAN FINANCE TRUST, INC.

By:	/s/ Edward M. Weil, Jr.
	Name:	Edward M. Weil, Jr.
	Title:	Chief Executive Officer

AMERICAN FINANCE OPERATING PARTNERSHIP, L.P.

By:	American Finance Trust, Inc. its General Partner

By:	/s/ Edward M. Weil, Jr.
	Name:	Edward M. Weil, Jr.
	Title:	Chief Executive Officer

AMERICAN FINANCE ADVISORS, LLC

By:	American Realty Capital Trust V Special Limited Partner, LLC, its sole member

By:	AR Global Investments, LLC, its sole member

By:	/s/ Jesse C. Galloway
	Name:	Jesse C. Galloway
	Title:	Authorized Signatory